Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC.
ANNOUNCES AMENDED CREDIT FACILITY

CHESTERFIELD, Mo., - February 17, 2006 - Insituform Technologies, Inc. (Nasdaq National Market - INSU) today announced that it has entered into an amendment to its existing revolving credit facility with Bank of America, N.A. The newly amended facility increases the Company’s borrowing capacity from $25 million to $35 million and extends the term from March 31, 2006 until April 30, 2008.

The amended credit line remains unsecured and it will have the same priority of payment as the Company’s 8.88% Series A Senior Notes and 6.54% 2003-A Senior Notes. The amended credit facility also is subject only to the financial covenants applicable to the Senior Notes, eliminating the minimum cash covenant of $50 million required by the old facility. The new facility also changes the applicable interest rate on outstanding borrowings from the prime rate at Bank of America, N.A. alone to alternative rates, at the Company’s option, based either on (i) a rate based upon LIBOR plus a margin (ranging from 1.0% to 2.0%) determined by the Company’s then-current consolidated leverage ratio or (ii) the greater of (a) the prime rate at Bank of America, N.A. or (b) the federal funds rate plus 0.5%.

The commitment fee on the unused principal balance under the credit facility will be paid quarterly and will fluctuate between 0.175% and 0.25%, based upon the Company’s then-current consolidated leverage ratio, which is less than the commitment fee of 0.5% on the old credit facility. Letter of credit fees will be based upon the applicable rate (between 1.0% and 2.0%), as determined by the Company’s then-current consolidated leverage ratio, and will be paid quarterly on the maximum amount to be drawn on outstanding letters of credit.

The Company currently has $15.5 million in letters of credit issued and outstanding under the new credit facility, $14.5 million of which is collateral for the benefit of certain of the Company’s insurance carriers and $1.0 million of which is collateral for work performance on various Company projects. There is $7.0 million of outstanding borrowings under the new line of credit on the date of this release, resulting in $12.5 million of available borrowing capacity under the new credit facility currently.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this new release, the words “anticipate,” “estimate,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect results include, among others, the competitive environment for the Company’s products and services, the availability and pricing of raw materials used in the Insituform cured-in-place process, increased competition upon expiration of the Company’s patents or the inadequacy of one or more of the Company’s CIPP process patents to protect its operations, the geographical distribution and mix of the Company’s work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with its financial covenants, the regulatory environment, weather conditions, the outcome of the Company’s pending litigation and other factors set forth in reports filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

Contact:        David A. Martin
Vice President and Controller
Insituform Technologies, Inc.
636-530-8000